Exhibit 2.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REMEMBRANCE GROUP, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Remembrance Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Remembrance Group, Inc., and that this corporation was originally formed pursuant to the Limited Liability Company Act of the State of Delaware on December 11, 2012, under the name PF Management Services, LLC, which was subsequently converted from a limited liability company to a corporation and incorporated pursuant to the DGCL on February 1, 2020, under the name Remembrance Group, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Remembrance Group, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1201 North Orange Street, Suite 600, Wilmington, New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is Agents and Corporations, Inc.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of Common Stock which the Corporation is authorized to issue is 40,000,000, at a par value of $0.0001 per share, and the total number of shares of Preferred Stock which the Corporation is authorized to issue is 10,000,000, at a par value of $0.0001 per share.

The Board of Directors is hereby expressly authorized to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock and, with respect to each such series, to fix: (a) the number of shares constituting such series, (b) the designation of such series, (c) the voting powers, if any, of the shares of such series, and (d) the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the DGCL. Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of Common Stock of the Corporation representing a majority of the votes represented by all outstanding shares of Common Stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. SERIES A PREFERRED STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV. The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series A Preferred Stock are as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 1,200,000. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth in this Article V.

2. Dividends.

2.1. Accrual and Payment of Dividends. From and after the date on which the Corporation issues a share of Series A Preferred Stock (for each such share, a “Series A Date of Issuance”), cumulative dividends (the “Series A Preferred Dividend”) on such share shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 7.00% per annum on the sum of $10.00 (the “Series A Original Issue Price”), plus all accrued and unpaid dividends thereon; provided, however, that the rate at which Series A Preferred Dividends accrue on a share of Series A Preferred Stock shall be increased to 10.00% per annum for that share of Series A Preferred Stock upon either: (i) the Corporation’s failure to pay any Series A Dividend on that share of Series A Preferred Stock declared by the Board of Directors to be paid; or (ii) the Corporation’s failure to redeem that share of Series A Preferred Stock in accordance with Section 5.2 of this Part B of Article IV. All accrued dividends on any share of Series A Preferred Stock to be paid in cash shall be paid only when, as, and if declared by the Board of Directors out of funds legally available therefor, or upon a liquidation or redemption of the share of Series A Preferred Stock in accordance with the provisions of Section 3 or Section 5 of this Part B of Article IV; provided, however, that to the extent Series A Preferred Dividends are not paid on a share of Series A Preferred Stock on March 15, June 15, September 15, and December 15 of each calendar year after the Series A Date of Issuance (each such date, a “Series A Dividend Payment Date”), all accrued and unpaid dividends on such share of Series A Preferred Stock shall accumulate and compound on the applicable Series A Dividend Payment Date, whether or not declared by the Board of Directors, and shall remain accumulated, compounding dividends until paid pursuant hereto. All accrued and unpaid dividends on the shares of Series A Preferred Stock shall be junior to any dividend on any shares of Series B Preferred Stock and prior to and in preference to any dividend on any shares of Common Stock or any other class or series of securities of the Corporation, the terms of which do not expressly provide that such class or series of securities ranks senior to or on parity with the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting) (collectively, the “Junior Securities”) and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to: (x) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (y) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

2.2. Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Series A Preferred Dividends accrued with respect to the issued and outstanding shares of Series A Preferred Stock, such payment shall be distributed pro rata among all holders of Series A Preferred Stock based upon the aggregate accrued and unpaid dividends on the shares of Series A Preferred Stock held by each such holder.

3. Liquidation.

3.1. Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment shall be made to the holders of the Series B Preferred Stock and before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share of Series A Preferred Stock equal to 150% of the Series A Original Issue Price of such share of Series A Preferred Stock, plus all accrued and unpaid dividends on such share of Series A Preferred Stock (whether or not declared).

(b) No Deemed Liquidation. Unless otherwise determined by the Board of Directors of the Corporation, neither the sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the assets of the Corporation (other than in connection with the liquidation, winding up, or dissolution of its business), nor the merger, consolidation, or other business combination of the Corporation with any other Person, shall be deemed to be a liquidation, winding up, or dissolution, voluntary or involuntary, of the Corporation for the purposes of this Section 3. “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

3.2. No Participation With Common Stock on Liquidation. After payment in full of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon a Liquidation under Section 3.1, the holders of shares of Series A Preferred Stock then outstanding shall not be entitled to any further dividend or distribution from the Corporation and shall not participate with the holders of Common Stock then outstanding in any subsequent distributions or dividends, and the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock then outstanding, pro rata based on the number of shares held by each such holder.

3.3. Insufficient Assets. Upon any Liquidation, if the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 3.1, then, assuming the holders of the shares of Series B Preferred Stock have been paid the full preferential amount to which they are entitled under Section 4.1 of Part C of this Article IV: (a) the holders of the shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities, including, but not limited to, the holders of Common Stock.

3.4. Notice. In the event of any Liquidation, the Corporation shall, within 10 days of the date the Board of Directors approves the Liquidation, or no later than 20 days of any stockholders’ meeting called to approve the Liquidation, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

4. Voting.

4.1. Voting Generally. The holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to their shares of Series A Preferred Stock on any matter except as required by the DGCL. As to all matters for which voting by class or series is specifically required by the DGCL, each outstanding share of Series A Preferred Stock shall be entitled to one vote.

4.2. Special Voting Rights. Without the prior written consent of the holders of two-thirds of the then outstanding shares of Series A Preferred Stock, voting separately as a single class with one vote per share of Series A Preferred Stock, in person or by proxy, either in writing without a meeting or at an annual or special meeting of such stockholders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take any of the actions described in this Section 4.2 (any such action without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a) other than with respect to the Series B Preferred Stock or the issuance, authorization, or creation of any Preferred Stock of the Corporation in connection with any stockholder rights plan that may be adopted by the Corporation, issue, create, or authorize the creation or issuance of, any class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) that ranks senior to the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting) (“Senior Securities”);

(b) increase the number of authorized shares of Senior Securities or authorize the issuance of or issue any shares of Senior Securities; or

(c) agree or commit to do any of the foregoing.

5. Redemption.

5.1. Series A Corporation Redemption.

(a) Series A Corporation Redemption. At any time after the Series A Date of Issuance of the first share of Series A Preferred Stock issued by the Corporation, the Corporation shall have the right to elect, out of funds legally available therefor, to redeem all or any portion of the then outstanding shares of Series A Preferred Stock for a price per share equal to 150% of the Series A Original Issue Price of each such share of Series A Preferred Stock, plus all accrued and unpaid dividends on such share (whether or not declared) (such amount, as of the applicable Corporation Redemption Date (as defined below) or Holder Redemption Date (as defined below), as applicable, the “Series A Redemption Consideration”).

(b) Corporation Redemption Notice. If the Corporation elects to exercise its redemption right described in Section 5.1(a), the Corporation shall mail notice of its election to redeem Series A Preferred Stock (the “Series A Corporation Redemption Notice”) pursuant to the provisions of this Section 5.1, not less than 30 days and not more than 90 days before the applicable Series A Corporation Redemption Date, to the holders of Series A Preferred Stock as their names appear (as of the close of business on the business day immediately preceding the day on which notice is given) on the books of the Corporation at the respective addresses of the holders shown therein. Any Series A Corporation Redemption Notice provided to a holder of Series A Preferred Stock pursuant to the provisions of this Section 5.1 shall state:

(i) the date on which such redemption shall occur (the “Series A Corporation Redemption Date”),

(ii) the number of shares of Series A Preferred Stock to be redeemed from such holder, and

(iii) the applicable Series A Redemption Consideration.

(c) Number Redeemed. If the Corporation elects to redeem fewer than all of the outstanding shares of Series A Preferred Stock pursuant to the provisions of this Section 5.1, the number of shares of Series A Preferred Stock to be redeemed shall be determined by the Corporation in a manner consistent with the applicable provisions of this Restated Certificate. The shares of Series A Preferred Stock not redeemed shall remain issued and outstanding.

(d) Deposit with Paying Agent. If the Corporation gives a Series A Corporation Redemption Notice as to which all conditions have been satisfied, no later than the opening of business on the Series A Corporation Redemption Date, the Corporation shall deposit with its transfer agent, acting in its capacity as paying agent for the Series A Preferred Stock, and its successors and assigns, or any other person appointed to serve as paying agent by the Corporation (the “Paying Agent”), funds sufficient to pay the Series A Redemption Consideration as to which such Series A Corporation Redemption Notice shall have been given, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Series A Redemption Consideration to the holders of Series A Preferred Stock to be redeemed as set forth in the Series A Corporation Redemption Notice. If the Series A Corporation Redemption Notice shall have been given, then from and after the Series A Corporation Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Corporation Redemption Notice to all holders who submit their shares of Series A Preferred Stock for redemption:

(i) all dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accrue;

(ii) shares of Series A Preferred Stock to be redeemed shall be deemed to no longer be issued or outstanding; and

(iii) all rights with respect to such shares of Series A Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the Redemption Consideration.

Notwithstanding any Series A Corporation Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Consideration for such shares shall have been deposited by the Corporation with the Paying Agent.

5.2. Series A Holder Redemption.

(a) Series A Holder Redemption. At any time on or after the fifth anniversary of the Series A Date of Issuance of the first share of Series A Preferred Stock issued by the Corporation, any holder of shares of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of such holder’s then outstanding shares of Series A Preferred Stock redeemed by the Corporation (the “Series A Holder Redemption Right”) for a price per share equal to the Redemption Consideration with respect thereto.

(b) Series A Holder Redemption Notice. A holder of shares of Series A Preferred Stock may exercise the Series A Holder Redemption Right by delivering a fully executed notice of redemption (the “Series A Holder Redemption Notice) to the Secretary (or, if there is no Secretary, the Chief Executive Officer) of the Corporation at its principal office by certified mail, postage prepaid, at least 30 days before the date fixed for redemption in the Holder Redemption Notice (such date, the “Series A Holder Redemption Date”). Such Series A Holder Redemption Notice must set forth the Series A Holder Redemption Date as of which such holder desires to exercise the Series A Holder Redemption Right.

(c) Deposit with Paying Agent. If the Corporation is required to redeem shares of Series A Preferred Stock due to a stockholder exercising its Holder Redemption Right pursuant to the provisions of this Section 5.2, then no later than the opening of business on the Holder Redemption Date, the Corporation shall deposit with the Paying Agent the Redemption Consideration in cash sufficient to redeem the shares of Series A Preferred Stock as to which such Holder Redemption Notice shall have been given, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the applicable Redemption Consideration to such holder. If, after the Corporation receives a Holder Redemption Notice, the Corporation deposits with the Paying Agent funds sufficient to redeem the shares of Series A Preferred Stock as to which such Holder Redemption Notice shall have been given, then from and after the Holder Redemption Date:

(i) all dividends on such Series A Preferred Stock shall cease to accrue;

(ii) such shares of Series A Preferred Stock shall be deemed to no longer be issued or outstanding; and

(iii) all rights with respect to such shares of Series A Preferred Stock to be redeemed, including the rights, if any, to receive notices, will cease and terminate, except only the rights of such holder thereof to receive the Redemption Consideration.

Notwithstanding any Holder Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Consideration of such shares shall have been deposited by the Corporation with the Paying Agent.

5.3. Interest Income and Unclaimed Funds. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Consideration), and no holder of shares of Series A Preferred Stock shall have any claim to any such interest income (other than interest income required to pay the Redemption Consideration). Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Series A Preferred Stock, that remain unclaimed or unpaid more than two years after the applicable Series A Corporation Redemption Date or Holder Redemption Date shall be, to the extent permitted by applicable law, repaid to the Corporation upon its written request. After such repayment, the holder(s) entitled to receive such funds shall have recourse only against the Corporation.

6. Conversion. The holders of shares of Series A Preferred Stock shall have no right to convert all or any portion of shares of Series A Preferred Stock into Common Stock or any other securities issued or authorized to be issued by the Corporation.

7. Notices. Any notice required or permitted by the provisions of Part B of this Article IV to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

C. SERIES B PREFERRED STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article IV refer to sections and subsections of Part C of this Article IV. The rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series B Preferred Stock are as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 4,500,000.

2. Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank senior to the Common Stock, the Series A Preferred Stock and any Junior Securities to the extent provided in this Restated Certificate.

3. Dividends.

3.1. Accrual and Payment of Dividends. From and after the date that is six months after the Corporation issues a share of Series B Converible Preferred Stock (for each such share, a “Series B Date of Issuance”), cumulative dividends (the “Series B Preferred Dividend”) on such share shall begin to accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 12.00% per annum on the sum of $1.12 (the “Original Issue Price”). One-third (1/3) of the Series B Preferred Dividend (i.e., four percent (4%)) shall be payable in cash on a quarterly basis. The remaining two-thirds (2/3) of the Series B Preferred Dividend (i.e., eight percent (8%)) shall accrue until the Series B Converible Preferred Stock is converted into Common Stock of the Company and, at such time, shall also be converted into Common Stock of the Company. All accrued dividends on any share of Series B Preferred Stock to be paid in cash shall be paid only when, as, and if declared by the Board of Directors out of funds legally available therefor, or upon a liquidation or redemption of the share of Series B Preferred Stock in accordance with the provisions of Section 7.3 or Section 7.5 of Part C of this Article VI; provided, however, that to the extent Series B Convertible Preferred Dividends are not paid on a share of Series B Preferred Stock on March 15, June 15, September 15, and December 15 of each calendar year beginning after the six month anniversary of the Series B Date of Issuance (each such date, a “Series B Dividend Payment Date”), all accrued and unpaid dividends on such share of Series B Preferred Stock shall accumulate and compound on the applicable Series B Dividend Payment Date, whether or not declared by the Board of Directors, and shall remain accumulated, compounding dividends until paid pursuant hereto. All accrued and unpaid dividends on the shares of Series B Preferred Stock shall be senior to any dividend on any shares of Series A Preferred Stock and prior to and in preference to any dividend on any shares of Common Stock or any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to: (x) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (y) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

3.2. Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Series B Convertible Preferred Dividends accrued with respect to the issued and outstanding shares of Series B Preferred Stock, such payment shall be distributed pro rata among all holders of shares of Series B Preferred Stock based upon the aggregate accrued and unpaid dividends on the shares of Series B Preferred Stock held by each such holder.

4. Liquidation.

4.1. Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any Liquidation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share of Series B Preferred Stock equal to the Series B Original Issue Price of such share of Series B Preferred Stock, plus all accrued and unpaid dividends on such share of Series B Preferred Stock (whether or not declared).

(b) Deemed Liquidation. The sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the assets of the Corporation (other than in connection with the liquidation, winding up, or dissolution of its business), or the merger, consolidation, or other business combination of the Corporation with any other Person, shall be deemed to be a liquidation, winding up, or dissolution, voluntary or involuntary, of the Corporation for the purposes of this Section 4.

4.2. No Participation With Common Stock on Liquidation. After payment in full of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock upon a Liquidation under Section 4.1, the holders of shares of Series B Preferred Stock then outstanding shall not be entitled to any further dividend or distribution from the Corporation and shall not participate with the holders of Common Stock then outstanding in any subsequent distributions or dividends, and the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock then outstanding, pro rata based on the number of shares held by each such holder.

4.3. Insufficient Assets. Upon any Liquidation, if the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series B Preferred Stock the full preferential amount to which they are entitled under Section 4.1, then: (a) the holders of the shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series B Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities, including, but not limited to, the holders of Common Stock of the Series A Preferred Stock.

4.4. Notice. In the event of any Liquidation, the Corporation shall, within 10 days of the date the Board of Directors approves the Liquidation, or no later than 20 days of any stockholders’ meeting called to approve the Liquidation, whichever is earlier, give each holder of shares of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series B Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series B Preferred Stock of such material change. The holders of Series B Preferred Stock shall have the right to convert their shares of Series B Preferred Stock into shares of Common Stock in accordance with Section 7.1 at any time prior to the date set by the Corporation for this purpose in the notice of Liquidation provided to the holders of Series B Preferred Stock pursuant to this Section 4.4.

5.	Voting. The holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to their shares of Series B Preferred Stock on any matter except as required by the DGCL; provided, however, that the consent of the holders of a majority of the then outstanding Series B Preferred Stock shall be required to (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock; (b) amend this Restated Certificate in any manner that adversely affects any rights of the holder of shares of Series B Preferred Stock; (c) increase the number of authorized shares of Series B Preferred; (d) other than the issuance, authorization, or creation of any Preferred Stock of the Corporation in connection with any stockholder rights plan that may be adopted by the Corporation, issue, create, or authorize the creation or issuance of, any class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) that are Senior Securities; (e) increase the number of authorized shares of Senior Securities or authorize the issuance of or issue any shares of Senior Securities; or (f) agree or commit to do any of the foregoing.

6.	Mandatory Redemption.

6.1. Corporation Redemption. At any time after the last day of the 42nd month following the Date of Issuance of the first share of Series B Preferred Stock issued by the Corporation, the Corporation shall have the right to elect, out of funds legally available therefor, to redeem all or any portion of the then outstanding shares of Series B Preferred Stock for a price per share equal to Original Issue Price of each such share of Series B Preferred Stock, plus all accrued and unpaid dividends on such share (whether or not declared) (such amount, as of the applicable Corporation Redemption Date (as defined below) or Holder Redemption Date (as defined below), as applicable, the “Redemption Consideration”).

(b) Corporation Redemption Notice. If the Corporation elects to exercise its redemption right described in Section 7.6.1(a), the Corporation shall mail notice of its election to redeem Series B Preferred Stock (the “Corporation Redemption Notice”) pursuant to the provisions of this Section 6.1, not less than 30 days and not more than 90 days before the applicable Corporation Redemption Date, to the holders of Series B Preferred Stock as their names appear (as of the close of business on the business day immediately preceding the day on which notice is given) on the books of the Corporation at the respective addresses of the holders shown therein. Any Corporation Redemption Notice provided to a holder of Series B Preferred Stock pursuant to the provisions of this Section 6.1 shall state:

(i) the date on which such redemption shall occur (the “Corporation Redemption Date”),

(ii) the number of shares of Series B Preferred Stock to be redeemed from such holder, and

(iii) the applicable Redemption Consideration.

The holders of Series B Preferred Stock shall have the right to convert their shares of Series B Preferred Stock into shares of Common Stock in accordance with Section 7.1 at any time prior to the date set by the Corporation for this purpose in the notice of redemption provided to the holders of Series B Preferred Stock pursuant to this Section 6.1(b).

(c) Number Redeemed. If the Corporation elects to redeem fewer than all of the outstanding shares of Series B Preferred Stock pursuant to the provisions of this Section 5.1, the number of shares of Series B Preferred Stock to be redeemed shall be determined by the Corporation in a manner consistent with the applicable provisions of this Restated Certificate. The shares of Series B Preferred Stock not redeemed shall remain issued and outstanding.

(d) Deposit with Paying Agent. If the Corporation gives a Corporation Redemption Notice as to which all conditions have been satisfied, no later than the opening of business on the Corporation Redemption Date, the Corporation shall deposit with its transfer agent, acting in its capacity as paying agent for the Series B Preferred Stock, and its successors and assigns, or any other person appointed to serve as paying agent by the Corporation (the “Paying Agent”), funds sufficient to pay the Redemption Consideration as to which such Corporation Redemption Notice shall have been given, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Consideration to the holders of Series B Preferred Stock to be redeemed as set forth in the Corporation Redemption Notice. If the Corporation Redemption Notice shall have been given, then from and after the Corporation Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Corporation Redemption Notice to all holders who submit their shares of Series B Preferred Stock for redemption:

(i) all dividends on such shares of Series B Preferred Stock to be redeemed shall cease to accrue;

(ii) shares of Series B Preferred Stock to be redeemed shall be deemed to no longer be issued or outstanding; and

(iii) all rights with respect to such shares of Series B Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the Redemption Consideration.

Notwithstanding any Corporation Redemption Notice, there shall be no redemption of any shares of Series B Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Consideration for such shares shall have been deposited by the Corporation with the Paying Agent.

6.2. Interest Income and Unclaimed Funds. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series B Redemption Consideration), and no holder of shares of Series B Preferred Stock shall have any claim to any such interest income (other than interest income required to pay the Series B Redemption Consideration). Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Series B Preferred Stock, that remain unclaimed or unpaid more than two years after the applicable Series B Corporation Redemption Date shall be, to the extent permitted by applicable law, repaid to the Corporation upon its written request. After such repayment, the holder(s) entitled to receive such funds shall have recourse only against the Corporation.

7.	Conversion.

7.1.	Conversion at Holder’s Option.

(a) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price plus accrued, but unpaid, dividends thereon by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $1.12. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment for any stock splits, stock combinations, stock dividend, recapitalization or similar transaction, or as otherwise provided in this Restated Certificate.

(b)	Holders’ Conversion Procedures.

(i) Holders of shares of Series B Preferred Stock may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted, accompanied by a written notice stating that the holder of Series B Preferred Stock elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 7.1(b)(i) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the conversion date (the “Conversion Date”) with respect to a share of Series B Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series B Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series B Preferred Stock, or the transferee of the holder of such shares of Series B Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series B Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(ii) In lieu of the foregoing procedures, (A) if the Series B Preferred Stock is held in global certificate form, the holder must comply with the procedures of the Depository Trust Corporation to convert its beneficial interest in respect of the Series B Preferred Stock represented by a global stock certificate of the Series B Preferred Stock and (B) if the Series B Preferred Stock is held in book entry form at the Corporation’s transfer agent, the holder must comply with the procedures of the Company’s transfer agent to convert such holder’s Series B Preferred Stock into Common Stock.

(iii) If more than one share of Series B Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series B Preferred Stock shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

7.2.	Mandatory Conversion.

(a) Upon the occurrence of any of the following events (each a “Mandatory Conversion Event”) (a) the closing of a Qualified Financing (as defined below), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 7.1(a). and (ii) such shares may not be reissued by the Corporation. A “Qualified Financing” shall mean any transaction involving the issuance or sale of Common Stock after the Series A Original Issue Date that would result in at least $20,000,000 in gross proceeds to the Corporation.

(b) From and after the Mandatory Conversion Time, the only rights of a holder with respect to the Series B Preferred Stock shall be the right to receive the Common Stock as provided in this Restated Certificate.

(c)	Holders’ Conversion Procedures.

(i) The Corporation shall provide a notice of the Mandatory Conversion Event promptly after the occurrence of such event.

(ii) The conversion by a holder of the shares of the Series B Preferred Stock to shares of Common Stock shall be effected by such holder surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted, accompanied by a duly signed stock power (together with such guarantees as may be required by the Corporation or its transfer agent) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock. As promptly as practicable after the receipt of such certificates and documents from a holder of shares of the Series B Preferred Stock, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such holder of shares of such Series B Preferred Stock, or the transferee of such holder of such shares of Series B Preferred Stock, shall be entitled. This conversion shall be deemed to have been made at the close of business on the date of the Mandatory Conversion Event so that the rights of the holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(iii) In lieu of the foregoing procedures, (A) if the Series B Preferred Stock is held in global certificate form, the holder must comply with the procedures of the Depository Trust Corporation to convert its beneficial interest in respect of the Series B Preferred Stock represented by a global stock certificate of the Series B Preferred Stock and (B) if the Series B Preferred Stock is held in book entry form at the Corporation’s transfer agent, the holder must comply with the procedures of the Company’s transfer agent to convert such holder’s Series B Preferred Stock into Common Stock.

(iv) If more than one share of Series B Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series B Preferred Stock shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

7.3 Conversion Limitations. The Corporation shall not effect a conversion pursuant to Section 7.1 or Section 7.2 to the extent that the Corporation does not have sufficient authorized shares of Common Stock. If necessary, the Corporation shall use its commercially reasonable efforts to file an amendment to this Restated Certificate as promptly as possible to increase its authorized shares of Common Stock to reserve a sufficient number of shares to effectuate conversion in accordance with Section 7.1, Section 7.2 and Section 7.4.

7.4 Reservation of Shares. Subject to the filing of an amendment to this Restated Certificate in accordance with Section 7.3, if required, the Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series B Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock.

7.5 Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series B Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series B Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

7.6. Adjustments. If the Corporation at any time after the date of issue of the Series B Preferred Stock (i) declares a dividend or makes a distribution on its Common Stock payable in shares of Common Stock, (ii) subdivides or splits the outstanding shares of Common Stock, (iii) combines or reclassifies the outstanding shares of Common Stock into a smaller number of shares, (iv) issues any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), (v) effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (vi) consolidates with, merges with or into or is converted into any other person, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, conversion, sale, merger or reclassification shall be adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, converted, merged or reclassified) which, if the Series B Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, conversion, merger or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

8. Notices. Any notice required or permitted by the provisions of Part C of this Article IV to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE V

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VI

INDEMNIFICATION

The Corporation shall indemnify, advance expenses for, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees and costs) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal, or modification of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article XII will only be prospective and will not affect the rights under this Article XII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided, however, that any Bylaw provision adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

ARTICLE IX

AMENDMENTS

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Restated Certificate or the Bylaws, from time to time, to amend, alter, or repeal any provision of this Restated Certificate in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Restated Certificate or any amendment thereof are conferred subject to such right.

ARTICLE X

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 19th day of November, 2020.

/s/ Dennis L. Smith
DENNIS L. SMITH, Chief Executive Officer